EXHIBIT 99.1
Ranger Energy Services, Inc. Announces Q4 2023 and Full Year 2023 Results

HOUSTON, TX--(March 4, 2024) - Ranger Energy Services, Inc. (NYSE: RNGR) (“Ranger” or the “Company”) announced today its results for the fourth quarter and full year ended December 31, 2023.

Highlights
–Full year 2023 revenue of $636.6 million, a 5% increase from $608.5 million in 2022
–Full year 2023 net income of $23.8 million, or $0.95 per fully diluted share, up from $15.1 million, or $0.65 per share in 2022
–Full year 2023 Adjusted EBITDA(1) of $84.4 million, a 6% increase from $79.5 million in 2022, resulting in a 13.3% Adjusted EBITDA margin
–Full year 2023 free cash flow(1) of $54.3 million or $2.21 per share representing 22% of the trailing 30 day stock price(2)
–Executed a comprehensive capital allocation strategy that included a full pay down of debt, along with the initiation of a dividend and extensive share repurchases that returned $21.7 million to shareholders in 2023, representing 40% of free cash flow(1)
–Share repurchases of 1,805,500 shares during 2023 with additional purchases year-to-date 2024(3) of 736,800 shares, the combined representing over 10% of the Company, with shares outstanding as of February 29, 2024 totaling 22,662,569
–Board approval of an additional $50 million share repurchase program authorization, resulting in total share repurchase capacity of $85 million
–Published first ever Ranger Energy Services, Inc. Sustainability Report
1 “Adjusted EBITDA” and “Free Cash Flow” are not presented in accordance with generally accepted accounting principles in the United States (“U.S. GAAP”). A Non-GAAP supporting schedule is included with the statements and schedules attached to this press release and can also be found on the Company's website at:
www.rangerenergy.com.
2 Volume Weighted Average Price (“VWAP”) of the Company’s share price is calculated at $10.20, based on 30 consecutive trading days immediately preceding December 31, 2023.
3 Shares repurchased to date include repurchases settled from January 1, 2024 through February 29, 2024 with total share repurchases under existing share repurchase authorization of 2,542,300.

EXHIBIT 99.1
Management Comments
Stuart Bodden, Ranger’s Chief Executive Officer, commented, “We are pleased to report the highest annual earnings in Ranger’s history in 2023. Strong customer relationships, superior service quality and our production cycle focus drove the Company to record high revenue, despite a U.S. land rig count which was 20% below the prior year. Ranger also reported record high EBITDA, Free Cash Flow and Earnings per Share despite weaker than anticipated customer activity. This year was pivotal for Ranger in not only proving our investment thesis that the Company can weather drilling activity declines with a resilient profile, but also in transforming the financial profile of the Company through paying down our debt, initiating a dividend and repurchasing a significant amount of our outstanding shares to return meaningful value to our shareholders. The Company’s first shareholder returns program, launched in the second quarter, resulted in a distribution of $21.7 million to shareholders, or 40% of free cash flow, through cash dividends and share repurchases. Share repurchases have continued during the first quarter of 2024 given the compelling value our shares present today. All of these accomplishments were enabled by our committed and resourceful team members, from top to bottom, that truly embody what we term our OneRanger spirit.”
“Our fourth quarter was impacted by customer budget exhaustion and holiday slowdowns. That said, our anchor high specification rigs business showed stability, as it has throughout 2023. Our wireline segment showed some weakness given frac slowdowns at year-end along with more significant seasonality given the heavier exposure to Northern basins. Pricing across segments improved or remained resilient during the year and we remain bullish about the longer-term opportunities for the Company and our ability to grow with existing asset capacity,” continued Bodden.
“I am also proud to announce that Ranger has released its first ever Sustainability Report today, which details the Company’s efforts towards operating more safely and responsibly. Ranger has always taken its environmental, social and governance obligations seriously and we are delighted to share the results of our programs and cast a vision for the future.”
“We begin 2024 from a position of strength. Ranger is debt free with over $85 million of liquidity and confident in our ability to navigate an uncertain environment. Our two strategic priorities in 2024 are to continue our profitable growth and provide meaningful capital returns to shareholders. Our acquisition strategy includes both smaller bolt-on type opportunities, as well as potentially larger transactions, and we will target lower capital intensity service lines, increased in-basin scale, and production cycle focus. As it relates to shareholder returns, we remain fully committed to our dividend and continuing to opportunistically repurchase our shares during the year,” concluded Bodden.

REVIEWING 2023 ACCOMPLISHMENTS
Ranger’s stated four strategic pillars for creating shareholder value are: maximizing cash flow, fortifying its balance sheet, growing through acquisition, and returning meaningful capital to shareholders. These pillars underpinned our success in 2023 and lay the foundation for our path in 2024.
a.Maximizing Cash Flow: The Company’s focus on cash flow generation is enabled by its capital efficient business model with strong operating leverage. During 2023, the Company generated $63.0 million of free cash flow(1), after adjusting for the acquisition and related integration costs of pumps in the third quarter. We previously communicated our ability to convert at least 60% of our EBITDA to free cash flow and 2024 will be focused on delivering on that goal once more as we continue to focus on expanding profit margins in our wireline business.

EXHIBIT 99.1
b.Fortifying the Balance Sheet: The Company ended the fourth quarter with $0.1 million of debt and $15.7 million of cash and cash equivalents and liquidity in excess of $85 million. The Company believes, at its current size and in consideration of industry dynamics, that minimal debt is critical to its ability to maximize shareholder returns through opportunistic investment and capital returns to shareholders and will look to preserve and grow balance sheet strength in the coming year looking only to use leverage in acquisitions when there is a high degree of confidence in future cash flows.
c.Exploring Growth Through Acquisition: During the third quarter of 2023, the Company closed on its purchase of pump down assets and support equipment. The Company remains highly engaged in evaluating opportunities and ever disciplined in ensuring that any transactions are value creating to shareholders.
d.Returning Capital to Shareholders: The Company has made and is reiterating its commitment to return at least 25% of annual cash flows to shareholders through both dividends and share repurchases. During 2023, the Company repurchased 1,805,500 shares with continued repurchases in 2024 spending over $25 million since initiation a year ago. The Board has approved an additional $50 million share repurchase program authorization, resulting in a total share repurchase capacity of $85 million. Furthermore, the Board is declaring its quarterly dividend today, March 4, 2024, of $0.05 per share of common stock, payable on April 5, 2024 to shareholders of record as of March 15, 2024.

PERFORMANCE SUMMARY
For the fourth quarter of 2023, revenue was $151.5 million, a decrease from $154.3 million in the prior year period, and a decrease from $164.4 million in the prior quarter. Revenue decreases from the prior year were attributable to reduced activity in our wireline and processing and ancillary services segments. Year-to-date revenue was $636.6 million, an increase of 5%, or $28.1 million from $608.5 million in the prior year due to pricing improvements across segments and increasing operating activity in select service lines.
Cost of services for the fourth quarter of 2023 was $129.7 million, or 86% of revenue, compared to $127.8 million, or 83% of revenue in the prior year period. The increase in cost of services as a percentage of revenue from the prior year quarter was primarily attributable to inflationary cost pressures and reduced operating activity during the quarter due to year-end customer activity declines and weather related issues. Year-to-date cost of services was $531.7 million, or 84% of revenue, compared to $503.9 million or 83% of revenue in the prior year period attributable to inflationary pressures on labor, rentals and repair costs with the most significant increase noted medical costs per employee which affected cost of services by $3.5 million in 2023 when compared to 2022.
General and administrative expenses were $6.8 million for the fourth quarter of 2023 compared to $7.5 million in the prior year period and $7.0 million in the prior quarter. General and administrative expenses year-to-date totaled $29.5 million. This compares to general and administrative expenses of $39.9 million in 2022. The decrease in general and administrative expenses was primarily due to prior year elevated acquisition and integration costs related to acquisitions.
Net income totaled $2.1 million for the fourth quarter of 2023 compared to $7.6 million in the prior year period and $9.4 million in the third quarter of 2023. The decrease in net income from the prior year and quarter periods is primarily attributable to increasing costs as compared to the prior year, such as the

EXHIBIT 99.1
aforementioned medical costs. 2023 net income of $23.8 million increased 58% from $15.1 million in 2022.
Fully diluted earnings per share was $0.09 for the fourth quarter of 2023 compared to $0.30 in the prior year period and $0.38 in the prior quarter. Fully diluted earnings per share for 2023 was $0.95 compared to $0.65 in the prior year.
Adjusted EBITDA of $18.4 million for the fourth quarter of 2023 decreased $3.2 million from $21.6 million in the prior year period and decreased $5.6 million from $24.0 million in the prior quarter. The decreases were driven by the aforementioned reduction in wireline completions activity and certain ancillary service lines as well as inflationary pressure on costs. 2023 Adjusted EBITDA was $84.4 million, an increase of $4.9 million compared to the prior year.
BUSINESS SEGMENT FINANCIAL RESULTS
High Specification Rigs
High Specification Rigs segment revenue was $79.0 million in the fourth quarter of 2023, a increase of $6.4 million, or 9% relative to the prior year period, and a decrease of $0.2 million relative to the prior quarter revenue of $79.2 million. Rig hours decreased by 4% to 107,900 from 112,400 in the prior quarter and decreased by 5% from 113,600 in the prior year period. Hourly rig rates increased by 5% to $733 from $700 per hour in the prior quarter, reflecting an slight increase in pricing quarter over quarter. Segment revenue for the full year was $313.3 million, an increase of $20.1 million, or 7% compared to 2022. Hourly rig rates increased by 12% from $625 per hour in 2022 to $703 per hour in 2023.
Operating income was $10.0 million in the fourth quarter of 2023, an increase of $0.2 million, or 2% relative to $9.8 million in the prior year period and a decrease of $0.6 million, or 6% compared to $10.6 million in the prior quarter. Adjusted EBITDA was $15.4 million in the fourth quarter, up from $15.2 million in the prior year period and down from $15.7 million in the prior quarter. Operating income was $44.0 million for year-to-date 2023, an increase of $9.7 million, or 28% relative to $34.3 million for year-to-date 2022. Adjusted EBITDA was $64.1 million in 2023, up from $60.5 million in 2022.
Wireline Services
Wireline Services segment revenue was $41.5 million in the fourth quarter of 2023, down $6.8 million, or 14% compared to $48.3 million in the prior year period and down $11.7 million, or 22% compared to $53.2 million in the prior quarter. Our Completions service line completed stage counts of 5,000, a decrease of 26% compared to 6,800 in the prior year period and a decrease of 26% compared to 6,800 for the prior quarter. Stage count pricing was $8,400 for the current quarter as compared to $7,100 for the prior year period and $7,800 for the prior quarter. The decrease in revenue and increase stage count from the prior year period is indicative of lower operational activity, offset by improvements made in pricing. Full year segment revenue was $199.1 million, up $2.1 million, or 1% compared to $197.0 million in 2022. Completed stage counts decreased by 18% from 31,400 during 2022, to 25,600 in 2023.
Operating loss was $1.8 million in the fourth quarter, down $3.8 million, or 190% from operating income of $2.0 million in the prior year period and down $6.1 million, or 142%, from operating income of $4.3 million for prior quarter. Adjusted EBITDA was $2.8 million, down 40% from $4.7 million in the prior year period and down 62% from $7.4 million for the prior quarter. Operating income was $7.1 million, down $0.5 million, or 7% during 2023, from $7.6 million in 2022. Adjusted EBITDA was $20.1 million in 2023, up from $18.6 million for year-to-date during 2022.

EXHIBIT 99.1
Processing Solutions and Ancillary Services
Processing Solutions and Ancillary Services segment revenue was $31.0 million in the fourth quarter of 2023, down $2.4 million, or 7% from $33.4 million for the prior year period and down $1.0 million, or 3% from $32.0 million for the prior quarter. The decrease from the prior year and from the prior quarter was largely attributable to reductions in operational activity within select service lines. Segment revenue was $124.2 million during 2023, up $5.9 million, or 5% from $118.3 million in 2022. The increase in revenue was attributable to full year increases in operational activity services lines such as coil tubing, plug and abandonment services, and logistics services.
Operating income in this segment was $3.4 million in the fourth quarter, down from $4.6 million in the prior year period and down from $4.5 million in the prior quarter. Adjusted EBITDA was $5.3 million, down from $6.6 million in the prior period and down compared to $6.5 million in the prior quarter.
BALANCE SHEET, CASH FLOW AND LIQUIDITY
As of December 31, 2023, the Company had $85.1 million of liquidity, consisting of $69.4 million of capacity on its revolving credit facility and $15.7 million of cash on hand. This compares to $61.0 million of liquidity as of December 31, 2022, which consisted of $57.3 million of capacity on its revolving credit facility and $3.7 million of cash on hand.
The Company had total debt of $0.1 million compared to total debt of $18.4 million at December 31, 2022, a reduction of 99%.
Year-to-date Cash provided by Operating Activities was $90.8 million, compared to $44.5 million over the same period in 2022. The Company’s free cash flow(1) improved significantly year over year to $54.3 million on a year-to-date basis compared to free cash flow(1) of $30.7 million in the prior year. On a year-to-date basis, the Company had capital expenditures of $36.5 million, which includes $7.25 million for the pumping asset acquisition completed during the third quarter.
2024 OUTLOOK
Ranger remains bullish on the long-term opportunities and growth potential for its business; however, the Company expects that operator activity levels are unlikely to grow meaningfully during 2024 while supply and demand dynamics and future global economic activity remain uncertain. Against this backdrop, Ranger sees both positive signals and challenges as it enters the year. We are seeing activity begin to ramp in the back half of February after a slow start to the year due to weather impacts and non-Ranger related safety events and shutdowns. Ranger has also expanded work with the key blue-chip customer agreement announced in 2023 and is optimistic that additional growth opportunities will result from this work and other opportunities. Ranger’s production focused business model demonstrated its cyclical resilience in 2023 and underpins a 2024 budget that includes modest growth year over year dependent on operator behavior remaining stable. Converting 60% of EBITDA to free cash flow(1) through efficient use of capital expenditures will continue to allow Ranger to provide strong return of capital to shareholders during the year.

EXHIBIT 99.1

Conference Call
The Company will host a conference call to discuss its results from the fourth quarter of 2023 on Tuesday, March 5, 2024, at 10:00 a.m. Central Time (11:00 a.m. Eastern Time). To join the conference call from within the United States, participants may dial 1-833-255-2829. To join the conference call from outside of the United States, participants may dial 1-412-902-6710. When instructed, please ask the operator to join the Ranger Energy Services, Inc. call. Participants are encouraged to login to the webcast or dial in to the conference call approximately ten minutes prior to the start time. To listen via live webcast, please visit the Investor Relations section of the Company’s website, http://www.rangerenergy.com.
An audio replay of the conference call will be available shortly after the conclusion of the call and will remain available for approximately seven days. The replay will also be available in the Investor Resources section of the Company’s website shortly after the conclusion of the call and will remain available for approximately seven days.
About Ranger Energy Services, Inc.
Ranger is one of the largest providers of high specification mobile rig well services, cased hole wireline services, and ancillary services in the U.S. oil and gas industry. Our services facilitate operations throughout the lifecycle of a well, including the completion, production, maintenance, intervention, workover and abandonment phases.
Cautionary Statement Concerning Forward-Looking Statements
Certain statements contained in this press release constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements represent Ranger’s expectations or beliefs concerning future events, and it is possible that the results described in this press release will not be achieved. These forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside of Ranger’s control that could cause actual results to differ materially from the results discussed in the forward-looking statements.
Any forward-looking statement speaks only as of the date on which it is made, and, except as required by law, Ranger does not undertake any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. New factors emerge from time to time, and it is not possible for Ranger to predict all such factors. When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements in our filings with the Securities and Exchange Commission. The risk factors and other factors noted in Ranger’s filings with the SEC could cause its actual results to differ materially from those contained in any forward-looking statement.

Company Contact:
Melissa Cougle
Chief Financial Officer
(713) 935-8900
InvestorRelations@rangerenergy.com

EXHIBIT 99.1
RANGER ENERGY SERVICES, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in millions, except share and per share amounts)

	Three Months Ended September 30,	Three Months Ended December 31,		Year Ended December 31,
	2023	2023	2022	2023	2022
Revenue
High specification rigs	$79.2	$79.0	$72.6	$313.3	$293.2
Wireline services	53.2	41.5	48.3	199.1	197.0
Processing solutions and ancillary services	32.0	31.0	33.4	124.2	118.3
Total revenue	164.4	151.5	154.3	636.6	608.5

Operating expenses
Cost of services (exclusive of depreciation and amortization):
High specification rigs	63.5	63.6	57.4	249.2	232.7
Wireline services	45.8	40.4	43.6	180.7	178.4
Processing solutions and ancillary services	25.5	25.7	26.8	101.8	92.8
Total cost of services	134.8	129.7	127.8	531.7	503.9
General and administrative	7.0	6.8	7.5	29.5	39.9
Depreciation and amortization	10.6	10.6	10.6	39.9	44.4
Impairment of fixed assets	0.4	—	—	0.4	1.3
Gain on sale of assets	(0.1)	(0.2)	(0.7)	(1.8)	(0.7)
Total operating expenses	152.7	146.9	145.2	599.7	588.8

Operating income	11.7	4.6	9.1	36.9	19.7

Other (income) expenses
Interest expense, net	0.7	0.7	1.6	3.5	7.3
Loss on debt retirement	—	—	—	2.4	—
Gain on bargain purchase, net of tax	—	—	—	—	(3.6)
Total other (income) expenses, net	0.7	0.7	1.6	5.9	3.7

Income before income tax expense	11.0	3.9	7.5	31.0	16.0
Income tax (benefit) expense	1.6	1.8	(0.1)	7.2	0.9
Net income	9.4	2.1	7.6	23.8	15.1

Income per common share:
Basic	$0.38	$0.09	$0.31	$0.97	$0.66
Diluted	$0.38	$0.09	$0.30	$0.95	$0.65
Weighted average common shares outstanding
Basic	24,500,607	24,129,081	24,887,249	24,600,151	22,969,623
Diluted	24,887,275	24,537,046	25,381,539	24,991,494	23,370,598

EXHIBIT 99.1
RANGER ENERGY SERVICES, INC.
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(in millions, except share and per share amounts)

	December 31, 2023	December 31, 2022
Assets
Cash and cash equivalents	$15.7	$3.7
Accounts receivable, net	85.4	91.2
Contract assets	17.7	26.9
Inventory	6.4	5.9
Prepaid expenses	9.6	9.2
Assets held for sale	0.6	3.2
Total current assets	135.4	140.1

Property and equipment, net	226.3	221.6
Intangible assets, net	6.3	7.1
Operating leases, right-of-use assets	9.0	11.2
Other assets	1.0	1.6
Total assets	$378.0	$381.6

Liabilities and Stockholders' Equity
Accounts payable	31.3	24.3
Accrued expenses	29.6	36.1
Other financing liability, current portion	0.6	0.7
Long-term debt, current portion	0.1	6.8
Short-term lease liability	7.3	6.6
Other current liabilities	0.1	—
Total current liabilities	69.0	74.5

Long-term lease liability	14.9	13.1
Other financing liability	11.0	11.6
Long-term debt, net	—	11.6
Deferred tax liability	11.3	4.6
Total liabilities	$106.2	$115.4

Commitments and contingencies

Stockholders' equity
Preferred stock, $0.01 per share; 50,000,000 shares authorized; no shares issued and outstanding as of December 31, 2023 and December 31, 2022	—	—
Class A Common Stock, $0.01 par value, 100,000,000 shares authorized; 25,756,017 shares issued and 23,398,689 shares outstanding as of December 31, 2023; 25,446,292 shares issued and 24,894,464 shares outstanding as of December 31, 2022	0.3	0.3
Class B Common Stock, $0.01 par value, 100,000,000 shares authorized; no shares issued or outstanding as of December 31, 2023 and December 31, 2022	—	—
Less: Class A Common Stock held in treasury at cost; 2,357,328 treasury shares as of December 31, 2023 and 551,828 treasury shares as of December 31, 2022	(23.1)	(3.8)
Retained earnings	28.4	7.1
Additional paid-in capital	266.2	262.6
Total controlling stockholders' equity	271.8	266.2
Total liabilities and stockholders' equity	$378.0	$381.6

EXHIBIT 99.1
RANGER ENERGY SERVICES, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
(in millions)

Year Ended December 31, 2023
Cash Flows from Operating Activities
Net income	$23.8
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	39.9
Equity based compensation	4.8
Gain on disposal of property and equipment	(1.8)
Impairment of fixed assets	0.4
Deferred income tax expense	6.6
Loss on debt retirement	2.4
Other expense, net	2.3
Changes in operating assets and liabilities
Accounts receivable	5.3
Contract assets	9.2
Inventory	(0.9)
Prepaid expenses and other current assets	(0.4)
Other assets	2.1
Accounts payable	6.6
Accrued expenses	(7.2)
Other current liabilities	0.3
Other long-term liabilities	(2.6)
Net cash provided by operating activities	90.8

Cash Flows from Investing Activities
Purchase of property and equipment	(36.5)
Proceeds from disposal of property and equipment	6.8
Net cash provided by (used in) investing activities	(29.7)

Cash Flows from Financing Activities
Borrowings under Revolving Credit Facility	325.2
Principal payments on Revolving Credit Facility	(327.7)
Principal payments on Eclipse M&E Term Loan Facility	(10.4)
Principal payments on Secured Promissory Note	(6.2)
Principal payments on financing lease obligations	(5.4)
Principal payments on other financing liabilities	(0.8)
Dividends paid to Class A Common Stock shareholders	(2.4)
Shares withheld on equity transactions	(1.0)
Payments on Other Installment Purchases	(0.4)
Repurchase of Class A Common Stock	(19.3)
Deferred financing costs on Wells Fargo	(0.7)
Net cash used in financing activities	(49.1)

Increase in cash and cash equivalents	12.0
Cash and cash equivalents, Beginning of Period	3.7
Cash and cash equivalents, End of Period	$15.7

Supplemental Cash Flow Information
Interest paid	$1.4
Supplemental Disclosure of Non-cash Investing and Financing Activities
Capital expenditures included in accounts payable and accrued liabilities	$(0.5)
Additions to fixed assets through installment purchases and financing leases	$(10.0)
Additions to fixed assets through asset trades	$(1.1)

EXHIBIT 99.1
RANGER ENERGY SERVICES, INC.
SUPPLEMENTAL NON-GAAP FINANCIAL MEASURES
(UNAUDITED)

Note Regarding Non‑GAAP Financial Measure
The Company utilizes certain non-GAAP financial measures that management believes to be insightful in understanding the Company’s financial results. These financial measures, which include Adjusted EBITDA and Free Cash Flow, should not be construed as being more important than, or as an alternative for, comparable U.S. GAAP financial measures. Detailed reconciliations of these Non-GAAP financial measures to comparable U.S. GAAP financial measures have been included below and are available in the Investor Relations sections of our website at www.rangerenergy.com. Our presentation of Adjusted EBITDA and Free Cash Flow should not be construed as an indication that our results will be unaffected by the items excluded from the reconciliations. Our computations of these Non-GAAP financial measures may not be identical to other similarly titled measures of other companies.
Adjusted EBITDA
We believe Adjusted EBITDA is a useful performance measure because it allows for an effective evaluation of our operating performance when compared to our peers, without regard to our financing methods or capital structure. We exclude the items listed below from net income or loss in arriving at Adjusted EBITDA because these amounts can vary substantially within our industry depending upon accounting methods, book values of assets, capital structures and the method by which the assets were acquired. Certain items excluded from Adjusted EBITDA are significant components in understanding and assessing a company’s financial performance, such as a company’s cost of capital and tax structure, as well as the historic costs of depreciable assets, none of which are reflected in Adjusted EBITDA.
We define Adjusted EBITDA as net income or loss before net interest expense, income tax provision or benefit, depreciation and amortization, equity‑based compensation, acquisition-related, severance and reorganization costs, gain or loss on disposal of assets, and certain other non-cash items that we do not view as indicative of our ongoing performance.

EXHIBIT 99.1
The following tables are a reconciliation of net income or loss to Adjusted EBITDA for the respective periods, in millions:

	High Specification Rigs	Wireline Services	Processing Solutions and Ancillary Services	Other	Total
	Three Months Ended December 31, 2023
Net income (loss)	$10.0	$(1.8)	$3.4	$(9.5)	$2.1
Interest expense, net	—	—	—	0.7	0.7
Income tax expense	—	—	—	1.8	1.8
Depreciation and amortization	5.4	2.9	1.9	0.4	10.6
EBITDA	15.4	1.1	5.3	(6.6)	15.2
Equity based compensation	—	—	—	1.2	1.2
Gain on disposal of property and equipment	—	—	—	(0.2)	(0.2)
Severance and reorganization costs	—	1.7	—	—	1.7
Acquisition related costs	—	—	—	0.5	0.5
Adjusted EBITDA	$15.4	$2.8	$5.3	$(5.1)	$18.4

	High Specification Rigs	Wireline Services	Processing Solutions and Ancillary Services	Other	Total
	Three Months Ended September 30, 2023
Net income (loss)	$10.6	$4.3	$4.5	$(10.0)	$9.4
Interest expense, net	—	—	—	0.7	0.7
Income tax expense	—	—	—	1.6	1.6
Depreciation and amortization	5.1	3.1	2.0	0.4	10.6
EBITDA	15.7	7.4	6.5	(7.3)	22.3
Impairment of fixed assets	—	—	—	0.4	0.4
Equity based compensation	—	—	—	1.3	1.3
Gain on disposal of property and equipment	—	—	—	(0.1)	(0.1)
Acquisition related costs	—	—	—	0.1	0.1
Adjusted EBITDA	$15.7	$7.4	$6.5	$(5.6)	$24.0

EXHIBIT 99.1

	High Specification Rigs	Wireline Services	Processing Solutions and Ancillary Services	Other	Total
	Year Ended December 31, 2023
Net income (loss)	$44.0	$7.1	$15.5	$(42.8)	$23.8
Interest expense, net	—	—	—	3.5	3.5
Income tax expense	—	—	—	7.2	7.2
Depreciation and amortization	20.1	11.3	6.9	1.6	39.9
EBITDA	64.1	18.4	22.4	(30.5)	74.4
Impairment of fixed assets	—	—	—	0.4	0.4
Equity based compensation	—	—	—	4.8	4.8
Loss on retirement of debt	—	—	—	2.4	2.4
Gain on disposal of property and equipment	—	—	—	(1.8)	(1.8)
Severance and reorganization costs	—	1.7	—	0.4	2.1
Acquisition related costs	—	—	—	2.1	2.1
Adjusted EBITDA	$64.1	$20.1	$22.4	$(22.2)	$84.4

	High Specification Rigs	Wireline Services	Processing Solutions and Ancillary Services	Other	Total
	Three Months Ended December 31, 2022
Net income (loss)	$9.8	$2.0	$4.6	$(8.8)	$7.6
Interest expense, net	—	—	—	1.6	1.6
Income tax benefit	—	—	—	(0.1)	(0.1)
Depreciation and amortization	5.4	2.7	2.0	0.5	10.6
EBITDA	15.2	4.7	6.6	(6.8)	19.7
Equity based compensation	—	—	—	1.0	1.0
Gain on disposal of property and equipment	—	—	—	(0.7)	(0.7)
Acquisition related costs	—	—	—	1.4	1.4
Legal fees and settlements	—	—	—	0.2	0.2
Adjusted EBITDA	$15.2	$4.7	$6.6	$(4.9)	$21.6

EXHIBIT 99.1

	High Specification Rigs	Wireline Services	Processing Solutions and Ancillary Services	Other	Total
	Year Ended December 31, 2022
Net income (loss)	$34.3	$7.6	$20.2	$(47.0)	$15.1
Interest expense, net	—	—	—	7.3	7.3
Income tax expense	—	—	—	0.9	0.9
Depreciation and amortization	26.2	11.0	5.3	1.9	44.4
EBITDA	60.5	18.6	25.5	(36.9)	67.7
Impairment of fixed assets	—	—	—	1.3	1.3
Equity based compensation	—	—	—	3.8	3.8
Gain on disposal of property and equipment	—	—	—	(0.7)	(0.7)
Bargain purchase gain, net of tax	—	—	—	(3.6)	(3.6)
Severance and reorganization costs	—	—	—	1.6	1.6
Acquisition related costs	—	—	—	7.9	7.9
Legal fees and settlements	—	—	—	1.5	1.5
Adjusted EBITDA	$60.5	$18.6	$25.5	$(25.1)	$79.5

EXHIBIT 99.1

Free Cash Flow
We believe free cash flow is an important financial measure for use in evaluating the Company’s financial performance, as it measures our ability to generate additional cash from our business operations. Free cash flow should be considered in addition to, rather than as a substitute for, net income as a measure of our performance or net cash provided by operating activities as a measure of our liquidity. Additionally, our definition of free cash flow is limited and does not represent residual cash flows available for discretionary expenditures due to the fact that the measure does not deduct the payments required for debt service and other obligations or payments made for business acquisitions. Therefore, we believe it is important to view free cash flow as supplemental to our entire statement of cash flows.
The following table is a reconciliation of consolidated operating cash flows to free cash flow for the respective periods, in millions:

	Three Months Ended	Year Ended
	December 31, 2023	December 31, 2023	December 31, 2022
Net cash provided by operating activities	$37.7	$90.8	$44.5
Purchase of property and equipment	(8.6)	(36.5)	(13.8)
Free cash Flow	$29.1	$54.3	$30.7

Add back: Purchase of property and equipment related to asset acquisition	1.5	8.7
Modified Free cash Flow	$30.6	$63.0

EBITDA	$18.4	$84.4	$79.5
Free cash Flow conversion - Free cash flow as a percentage of EBITDA	158%	64%	39%
Modified Free cash Flow conversion - Modified Free cash Flow as a percentage of EBITDA	166%	75%